                                     LEASE
                                     -----



LANDLORD:               FEROLIE REALTY ASSOCIATES, L.L.C.



TENANT:                 MEDCO HEALTH CORP.



PREMISES:               532 Sylvan Avenue
                        Englewood Cliffs, NJ 07632



TERM:                   Sept. 1, 1996 to Aug. 30, 2016

                                     INDEX


ARTICLE                                                              PAGE
   1         DEMISE, PREMISES, TERM, RENTS, PARKING                    1
   2         USE                                                       2
   3         TENANT TAKES DEMISED PREMISES "AS IS"                     2
   4         LANDLORD FURNISHES NO SERVICES; NET RENT                  2
   5         NO WASTE                                                  3
   6         SUBORDINATION, NOTICE TO MORTGAGEES                       3
   7         QUIET ENJOYMENT                                           4
   8         ASSIGNMENT, SUBELETTING, MORTGAGES                        4
   9         COMPLIANCE WITH LAWS AND REQUIREMENTS OF GOVERNMENTAL
               AUTHORITIES                                             4
  10         INSURANCE                                                 5
  11         ALTERATIONS                                               7
  12         PARKING                                                   7
  13         MAINTENANCE AND REPAIRS                                   7
  14         ACCESS                                                    8
  15         NOTICE OF ACCIDENTS                                       8
  16         TENANT'S INDEMNIFICATION OF LANDLORD                      8
  17         DESTRUCTION OR DAMAGE                                     8
  18         CONDEMNATION                                              9
  19         LIENS                                                     9
  20         SURRENDER                                                 9
  21         TENANT'S DEFAULT OR BANKRUPTCY                           10
  22         LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS         11
  23         BROKERAGE                                                11
  24         NOTICES                                                  12
  25         FLOOR LOAD                                               12
  26         MISCELLANEOUS                                            12
  27         ARBITRATION                                              13
  28         SIGNS                                                    14
  29         PURCHASE OF DEMISED PREMISES                             14
  30         TAX APPEAL                                               14
  31         ACKNOWLEDGMENTS                                          16
             EXHIBIT A - LEGAL DESCRIPTION OF DEMISED PREMISES

        LEASE, dated as of July 1, 1996, by FEROLIE REALTY ASSOCIATES, L.L.C., a New Jersey limited liability company, with offices at c/o The Ferolie Group, 2 Van Riper Road, Montvale, New Jersey 07645 ("Landlord") and MEDCO HEALTH CORP., a Nevada corporation, with offices at 221 60th Street, West New York, New Jersey 07093 ("Tenant").

                                  WITNESSETH:

                                   ARTICLE 1
                     DEMISE, PREMISES, TERM, RENTS, PARKING

        1.01. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, upon the terms hereinafter set forth, the entire office building ("Building") located at 532 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, together with all fixtures and equipment now or hereafter attached thereto (except items constituting Tenant's property), together with the underlying land and appurtenant areas ("Land") (collectively the "Demised (Premises.").

        1.02. The Demised Premises, a description of which is set forth in Exhibit A annexed hereto, are shown as Block 00617, Lot 00015, on the Official Tax Map of Englewood Cliffs, New Jersey. The Building has a rentable area of 8,000 square feet.

        1.03. The term of the Lease ("Term") shall commence July 1, 1996 ("Commencement Date") and shall continue (unless sooner terminated pursuant hereto or by law) until June 30, 2016 ("Expiration Date").

        1.04. Tenant shall pay to Landlord during the Term:

              (a) fixed rent ("Net Rent") at the annual rate of $96,000.00, for Lease Years 1 through 5 (i.e., from July 1996 through June 2001), payable in monthly installments of $8,000.00. The annual Net Rent for each of Lease Years 6 through 10 (i.e., from July 2001 through June 2006), also payable in monthly installments, shall be the sum of $96,000.00 multiplied by a factor the numerator of which is the CPI for the month of June 2001 and the denominator of which is the CPI for the month of June 1996; provided, however, that in no event shall the said factor be less than 1.00. The annual Net Rent for each of Lease Years 11 through 15 (i.e., from July 2006 through June 2011), also payable in monthly installments, shall be the sum of $96,000.00 multiplied by a factor the numerator of which is the CPI for the month of June 2006 and the denominator of which is the CPI for the month of June 1996; provided, however, that in no event shall the said factor be less than 1.00. The annual Net Rent for each of Lease Years 16 through 20 (i.e., from July 2011 through the Expiration Date), also payable in monthly installments, shall be the sum of $96,000.00 multiplied by a factor the numerator of which is the CPI for the month of June 2011 and the denominator of which is the CPI for the month of June 1996; provided, however, that in no event shall the said factor be less than 1.00. As used herein, "CPI" shall mean the Consumer Price Index (All
Urban Consumers - 1982-4-100) for the New York-Northeastern New Jersey Area, issued by the United States Department of Labor, Bureau of Labor Statistics. If the CPI should be discontinued, there shall be substituted as the CPI the most nearly comparable index published by any other governmental agency, or if no such index shall be available, then a comparable index published by a major bank or other financial institution or by university or recognized financial publication. Such monthly installments are payable in advance (without notice, deduction or setoff) on the first day of each month during the Term; and

                (b) additional rent ("Additional Rent") consisting of Landlord's costs of repairs to the Demised Premises, and any other reasonable costs incurred by Landlord in connection with the Demised Premises (except as otherwise provided in Section 4.01), as well as all costs and expenses relating to the demised Premises which are the obligation of Tenant. Additional Rent payable to Landlord shall be paid by Tenant on written demand. For default of Tenant in payment of Additional Rent, Landlord shall have the same rights and remedies as for a default in the payment of Net Rent.

                All Net Rent and Additional Rent payable to Landlord shall be paid, in lawful money of the United States of America, to Landlord at its office, or at such other place as Landlord may designate by written notice to Tenant. Rent for any partial month shall be prorated.

        1.05. Provided Tenant is not in default under the Lease, Tenant shall be entitled to a Net Rent abatement in the amount of $8,000.00 per month up to an aggregate total amount of $32,000.00, said concession to be applied against the monthly installments of Net Rent due under this Lease for the first four
(4) months of the Term.

                                   ARTICLE 2
                                      USE

        2.01. Tenant shall use and occupy the Demised Premises only for radiological diagnostic facilities, a clinical laboratory and ancillary offices. Before the Commencement Date, Tenant shall obtain and furnish to Landlord a certificate of occupancy for the Demised Premises permitting the foregoing use.

                                   ARTICLE 3
                     TENANT TAKES DEMISED PREMISES "AS IS"

        3.01. Except for latent structural defects, Tenant shall accept the Demised Premises from Landlord in their condition "as is," with no obligation on the part of Landlord to do any fit-up work, alteration or renovation.

                Except as otherwise provided herein, Landlord makes no representation or warranty, express or implied, regarding the condition or state of repair of the Demised Premises and shall, under no circumstances, be liable for any patent or other structural defects in the Demised Premises or the improvements thereon or appurtenances thereto. Tenant has made a physical inspection of the Demised Premises and is satisfied with the condition thereof. Tenant assumes full and complete responsibility for the condition of the Demised Premises, subject only to Landlord's obligation with respect to structural repairs as provided in Section 13.01.

                                   ARTICLE 4
                    LANDLORD FURNISHES NO SERVICES; NET RENT

        4.01. Except for Structural Repairs, Landlord will furnish no services, supply no equipment or materials, and make no improvements of any kind in or to the Demised Premises or any fixtures, appurtenances or equipment therein. All required services, equipment removal and electricity) shall be procured by Tenant at its sole cost. Tenant shall make the necessary arrangements directly with the utilities and pay all charges incurred. Landlord represents that all utilities are in place, connected and ready for use.

                It is the intention of the parties that the rents stipulated in section 1.04(a) shall be net to Landlord and that Tenant shall bear all costs and expenses of every kind and nature relating to the Land and Building, including, without limitation, real estate taxes for the Demised Premises, water and sewer charges, license and permit fees required for Tenant's use of the Demised Premises, and other governmental charges of every kind, imposed upon or relating to the Demised Premises, any part thereof, the use thereof, or any income of Tenant derived therefrom (collectively, "Impositions"). Tenant shall not be responsible for interest and principal payments on any existing or future mortgages placed by Landlord. Impositions shall be paid prior to the date penalties, interest or costs may be incurred for non-payment, but any penalties, interest or costs incurred shall be paid by Tenant.

                Landlord shall cause bills for Impositions to be issued directly to Tenant, who shall pay same on or before their due dates, and, within ten (10) days after each due date, Tenant shall submit a photocopy of each receipted bill to Landlord.

                                   ARTICLE 5
                                    NO WASTE

        5.01. Tenant shall not suffer any waste or damage, disfigurement or injury to the Demised Premises.

                                   ARTICLE 6
                      SUBORDINATION, NOTICE TO MORTGAGEES

        6.01. This Lease shall be subject and subordinate to any mortgage or mortgages now or hereafter affecting the Demised Premises ("Superior Mortgages"), and to all renewals, replacements, extensions or consolidations thereof, provided such mortgage or mortgages contain a provision, or the holder of such mortgage or mortgages ("Superior Mortgages") agrees, in substance, that, so long as Tenant shall not be in default in the performance of its obligations hereunder in such manner and after such notice as would entitle Landlord to terminate this Lease, the Superior Mortgagee shall not disturb the possession of Tenant, terminate or attempt to terminate this Lease or join Tenant as a party defendant in any action brought for the foreclosure of such mortgage or mortgages or the enforcement of the mortgage debt. The non-disturbance form prescribed by the Superior Mortgagee shall be executed by the parties hereto, provided it contains, in substance, the foregoing provisions.

        6.02. In the event of any act or omission of Landlord by reason of which Tenant claims the right to terminate the Lease or the existence of a partial or total eviction, Tenant shall not attempt to exercise such claimed right of termination or to act upon such claim of eviction until

              (a) it has given notice of such act or omission to all Superior Mortgages whose names and addresses have been furnished to Tenant, and

              (b) it has permitted such Superior Mortgagee a reasonable period within which to remedy such act or omission, which reasonable period shall in no event exceed thirty (30) days and they have not done so (or have not commenced to do so, if such act or omission cannot be remedied within such period, and proceeded diligently to remedy same)

        6.03. If any Superior Mortgagee (or other person claiming through or under a Superior Mortgagee) succeeds to Landlord's interest in the lease, Tenant shall attorn to such successor ("Successor Landlord") if requested by the latter, and shall promptly execute and deliver any reasonably requested instrument confirming such attornment. The Successor Landlord, however, shall not be:

              (a) liable for any previous act or omission of Landlord under the lease;

              (b) subject to any offset or counterclaim which theretofore shall have accrued to Tenant against Landlord; or

              (c) bound by any previous modification of the Lease not expressly provided for in the Lease, or by any prepayment of more than one month's Fixed

        Rent, unless such modification or prepayment shall have been expressly approved in writing by the Superior Mortgagee.

        6.04. If a Superior Mortgagee or a prospective mortgagee of the Land and/or the Building shall require minor modifications of the Lease as a condition precedent to granting a mortgage or an extension of a Superior Mortgage, Tenant shall, if requested in writing by Landlord, agree to such modification, provided they neither materially impair or restrict Tenant's rights or interests nor materially expand Tenant's obligations hereunder. Any dispute as to such a request for modification shall be determined by arbitration as hereinafter provided.

                                   ARTICLE 7
                                QUIET ENJOYMENT

        7.01. So long as Tenant performs its obligations under the Lease, it shall, subject to the provisions of the Lease, quietly have and enjoy the Demised Premises during the Term. Landlord represents and warrants that it is the owner in fee of the Demised Premises. Title to the Demised Premises is subject to such exceptions and state of facts as may exist, but Landlord represents that it has no knowledge or information that would reasonably warrant the belief that such exceptions and state of facts would jeopardize Tenant's right of quiet enjoyment.

                                   ARTICLE 8
                       ASSIGNMENT, SUBLETTING, MORTGAGES

        8.01. Tenant shall not assign the Lease, sublet any portion of the Demised Premises, or mortgage or otherwise encumber Tenant's leasehold interest, without Landlord's prior written consent, which consent shall not be unreasonably withheld.

        8.02. In the event of a permitted assignment, Landlord may collect Fixed Rent and Additional Rent from the assignee. In the event of a permitted sublease, Landlord may, if Tenant defaults hereunder, collect Fixed Rent and Additional Rent from the subtenant. In either such event, Landlord may apply any amounts so collected to the Fixed Rent and Additional Rent without thereby waiving any provisions hereof or releasing Tenant from liability for the performance of its obligations hereunder. Landlord and any assignee or sublessee may agree to the modification of the Lease without thereby releasing Tenant from its obligations hereunder, provided that Tenant's liability or obligations may not be enlarged or expanded by virtue of any such modification.

              Tenant shall pay or assign to Landlord an amount equal to one-half (1/2) of the excess of (i) the total average monthly consideration Tenant receives from any assignee or sublessee under the assignment or sublease for the Demised Premises, or any portion thereof, net of any expenses directly relating to the Premises, over (ii) the monthly consideration Landlord receives from Tenant under this Lease. The amount calculated in the prior sentence shall be part of and paid with each monthly rent payment. In no event shall Landlord receive an amount less than the Net Rent and Additional Rent Tenant is required to pay under this Lease.

                                   ARTICLE 9
                     COMPLIANCE WITH LAWS AND REQUIREMENTS
                          OF GOVERNMENTAL AUTHORITIES

        9.01. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or ordinance or of any requirement of a governmental or quasi-governmental authority, including the New Jersey Fire Insurance Rating Organization or any similar body, and Tenant shall, at its expense, comply with all laws and requirements of every kind applicable to its use of the Demised Premises.

              Without limitation of any of its obligations under the lease, Tenant shall neither do nor permit anything to be done in or about the Demised Premises which would constitute a violation of any environmental laws, codes, ordinances or rules or regulations of any governmental agency or authority having jurisdiction, and Tenant shall not dispose of any biologically or chemically active substances, except in an environmentally safe manner through methods which have been approved by and meet all of the applicable standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce environmental laws, codes, ordinances, rules or regulations. Tenant shall not (negligently or otherwise) cause or permit the escape or release of any biologically or chemically active or other hazardous or toxic substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 6901 et seq., and all local laws, ordinances, rules and regulations. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been a release of hazardous substances, then (unless the test discloses that there has not been a release of hazardous substances, or it is established that the release of hazardous substances, if present, was not caused or permitted by Tenant) the reasonable costs thereof shall be reimbursed by Tenant to Landlord, upon written demand, as Additional Rent, if such requirement applies to the Demised Premises. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's written request, concerning Tenant's best knowledge and belief regarding the presence of hazardous and toxic substances or materials on the Demised Premises. At all events, Tenant shall indemnify and hold Landlord harmless from and against all liability, damages, costs, claims, judgments and expenses arising out of or relating to the presence, use or release of hazardous or toxic materials on the Demised Premises while Tenant is in possession, or elsewhere if caused by Tenant shall have no responsibility for any such condition that is caused solely by Landlord or a third party or parties unrelated to Tenant. The provisions of this Section 9.01 shall survive the expiration or earlier termination of the Term.

        9.02. Tenant may, at its expense (and, if necessary, in the name of, but without expense to, Landlord), contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any such law or requirement with which Tenant is required to comply and may defer compliance pending the determination of such contest, provided that:

                (a) Landlord shall not thereby be subjected to criminal penalty or prosecution;

                (b) the Demised Premises, Land and/or Building shall not thereby be subjected to forfeiture;

                (c) Tenant obtains the written consent, if required, of Superior Mortgagees; and

                (d) Tenant keeps Landlord currently informed of the status of such proceedings.

                Landlord shall, if requested by Tenant and at Tenant's expense, cooperate with Tenant in any such proceeding.

        9.03. Tenant hereby indemnifies and holds harmless Landlord and its employees, successors, assignees, agents, contractors, subcontractors, licensees, affiliates, lessees, mortgagees, trustees, partners, principals, members and invitees (collectively the ""Tenant Indemnified Parties"") from and against any and all liability, damages, costs, claims, judgments and expenses arising out or relating to the presence, use or release of hazardous or toxic materials on the Demised Premises caused directly or indirectly by Tenant, its agents, employees, or contractors.

                                   ARTICLE 10
                                   INSURANCE

        10.01. Tenant shall not knowingly violate or permit the violation of any provision of any insurance policy covering the Building and shall not take or permit any action which would increase any insurance rate applicable to the Building or which would result in the refusal of insurance carriers to insure the Building in amounts reasonably satisfactory to Landlord.

        10.02. If any action taken or permitted by Tenant results in an insurance rate increase, Tenant shall, without prejudice to any other rights of Landlord, reimburse Landlord therefor on written demand. The schedule of rates for the Building, issued by the New Jersey Fire Insurance Rating Organization or other body exercising similar functions, shall be conclusive evidence of the rates then applicable to the Building.

        10.03. Landlord shall not be required to carry insurance on Tenant's Property, Landlord shall not be obligated to repair any damage thereto or to replace same, unless necessitated by the negligence or breach of lease or willful misconduct of Landlord, its agents, employees or contractors.

        10.04.  Landlord, at Tenant's expense, shall:

                (a) carry comprehensive general liability insurance (naming Tenant as an additional insured) with an insurance carrier licensed by the State of New Jersey, with a single combined limit of $3,000,000.00 for bodily injury and property damage per occurrence in, on or about the Demised Premises, appurtenant areas, adjoining streets and passageways;

                (b) keep the Demised Premises insured for Landlord's benefit (and shall name Tenant as an additional insured, as interest may appear) on an "All Risk" Agreed Amount basis for the "full replacement cost," which, for the purpose of this section 10.04 and Section 10.05, shall be deemed to be the cost of replacing the Building (and other improvements) at the time of casualty, less the cost of excavations, foundations, and footings below the basement floor, and without any deduction for physical depreciation. Such "full replacement cost" shall be established and redetermined from time to time, at the request of Landlord, by a reputable independent appraiser, engineer, architect, or valuation engineer designated and paid for by Landlord. If Tenant shall dispute the determination of the appraiser, the issue shall be determined by arbitration as hereafter provided; and

                (c) purchase insurance against loss of Net Rent, on an "All Risk" basis, in an amount equal to the Net Rent plus Impositions payable by Tenant hereunder, for a period of twelve (12) months.

                     The aforesaid insurance shall not exclude, and shall expressly cover, risks associated with Tenant's bringing in, storage, use, escape, disposal or release of any biologically or chemically active or other hazardous or toxic substances. Tenant shall reimburse Landlord, as additional rent, within ten (10) days after written demand, for the cost of all such insurance.

        10.05. Tenant, at its sole expense, on written demand by Landlord (or, at Landlord's option, Landlord, at Tenant's sole expense) shall procure and maintain, additionally, for the benefit of Landlord and Tenant, as named insureds, such other insurance, in such amounts as may from time to time reasonably be required against other insurable extraordinary hazards which at the time are commonly insured against in the case of premises similarly situated in Bergen County, New Jersey or, if none therein, then in the nearest New Jersey County in which such premises are found, due regard being given to the type of the building (and other improvements), its construction, use and occupancy. If Tenant shall dispute a determination by Landlord under this Section 10.05, the issue shall be determined by arbitration as hereafter provided.

        10.06. The insurance described in Section 10.05, if obtained by Tenant, may be wholly or partially satisfied by a blanket insurance policy which covers other properties occupied by Tenant, provided the amount of insurance specifically allocated to the Demised premises in accordance with the requirements of this Article are not less than the amounts required to be carried. Certificates of all insurance required under this Section 10.06 shall be delivered to Landlord upon issuance of policies and prior to renewal dates of expiring insurance.

        10.07. All insurance policies carried by either party with respect to the Demised Premises or the contents thereof shall either name the other party as an additional insured or contain a waiver of all rights of subrogation against the other, and the agents, employees, contractors and invitees of the other. If payment of additional premiums is required to obtain a waiver of subrogation, the other party shall be given the opportunity to make such payment, failing which the waiver in its favor shall not be required.

                Landlord and Tenant each shall look first to any insurance policies in its favor before making any claim against the other and each hereby waives all insured claims against the other, except insofar as such waiver would void any insurance.

                                   ARTICLE 11
                                  ALTERATIONS

        11.01. Tenant shall make no alterations in or to the Demised Premises without Landlord's express written consent, which consent shall not be unreasonably withheld or denied. Plans for any alterations shall be submitted to Landlord with the request for consent.

        11.02. Landlord is aware that Tenant will be performing certain Tenant improvements to the Demises Premises immediately following the Commencement Date. Tenant shall submit drawings to Landlord for its approval no later than fifteen (15) days from the date of execution of this Lease. Landlord shall engage an architect and structural engineer to review the drawings, the cost and expense of which shall be borne by the Tenant. Landlord shall approve or disapprove the drawings within fifteen (15) days of receipt, and shall not withhold its approval except on account of concerns raised by Landlord's architect or structural engineer based upon his/her/its professional review of Tenant's drawings. If the drawings are approved, Tenant shall (i) obtain and furnish to Landlord a performance bond in Landlord's favor to secure the satisfactory completion of all of the Tenant improvements, and (ii) be responsible for obtaining all necessary governmental permits and approvals, and shall obtain and furnish to Landlord a final certificate of occupancy with respect to the improvements prior to Tenant's commencing conduct of its business in the Demised Premises.

        11.03. All fixtures, improvements and appurtenances attached to or built into the Demised Premises, whether at Landlord's or Tenant's expense, shall be deemed Landlord's property and shall not be removed by Tenant unless so directed by Landlord. Landlord shall, however, have the right to require Tenant to restore the Demised Premises with respect to any alterations not approved by Landlord in accordance with the lease.

                                   ARTICLE 12
                                    PARKING

        12.01. Tenant shall have the use of all of the existing parking area, which is comprised of twenty-seven (27) marked spaces.

                                   ARTICLE 13
                            MAINTENANCE AND REPAIRS

        13.01. The Landlord covenants throughout the term of this Lease, at the Landlord's sole cost and expense, to make all structural repairs to the building in which the Demised Premises are located which are defined to be repairs to the foundation, the bearing walls, the structural steel, and the roof, including the roof membrane, all in their structural and bearing capacities ("Structural Repairs") but shall not perform any repairs which are necessitated by any act or omission of the Tenant, its agents, servants, employees or invitees, all of which repairs Tenant shall make at its own cost and expense. Landlord's Liability pursuant to the provisions of this paragraph shall be limited to making of any required Structural Repairs with respect to which Tenant gives Landlord notice with reasonable promptness, and diligence. If, as a result of a structural failure, which is Landlord's obligation to repair, damage results to the glass, Landlord shall repair or replace the glass at Landlord's expense. Landlord shall not be liable to Tenant for any inconvenience, annoyance or interruption of or injury to business arising from Landlord's making Structural Repairs or alterations, storing material or performing any work in the Demised premises, provided repairs are not necessitated by the negligence, willful misconduct or breach of this Lease by Landlord, its agents, employees or contractors, and provided Landlord proceeds to make such repairs with reasonable diligence, and the same shall not constitute an eviction, and Tenant shall not be entitled to any rent abatement by reason of Landlord's said repair or alteration activities.

        13.02. Except as otherwise provided with respect to Structural Repairs, Tenant, at its expense, shall maintain the Demised Premises (including, without limitation, all appliances, equipment, appurtenances, parking areas, sidewalks, and landscaping) in good condition and free of snow, ice and litter, and shall promptly and diligently make all necessary repairs and replacements using the same quality of materials and workmanship. If Tenant shall fail to make or commence to make (and thereafter diligently complete) any necessary Repair within fifteen (15) days after demand by Landlord (or a reasonably shorter period in the event of an emergency), Landlord may make such repair or replacement at Tenant's expense.

                                   ARTICLE 14
                                     ACCESS

        14.01. Landlord and its authorized representatives may enter upon the Demised Premises at any reasonable time or times for inspection, to make repairs, and for exhibiting the Demised Premises to Superior Mortgagees, prospective purchasers or mortgagees and prospective tenants (except that exhibitions to prospectus tenants shall be limited to the last twelve (12) months of the Term). Landlord shall give Tenant reasonable advance notice of any such entry, unless, in the case of repairs, an emergency is involved or Tenant requests that a repair be made.

                                   ARTICLE 15
                              NOTICE OF ACCIDENTS

        15.01.  Tenant shall promptly notify Landlord of

                (a) any accident occurring in or about the Demised Premises involving death or personal injuries to employees or third parties, damage to the Demised Premises, or to the property of third parties;

                (b) any fire or other casualty occurring in or about the Demised Premises; and

                (c) any damage, disrepair or defects in or to any part of the Demised Premises or any system, facility or installation.

                                   ARTICLE 16
                      TENANT'S INDEMNIFICATION OF LANDLORD

        16.01. To the extent Landlord is not indemnified by recoverable insurance, Tenant shall indemnify Landlord, its agents and employees free and harmless from and against all liability penalties, losses, damages, costs and expenses (including reasonable architects' and reasonable attorneys' fees), demands, causes of action, claims or judgments arising from or growing out of

        (a) any act or acts, or omission or omissions or willful misconduct of its officers, agents, contractors, employees, licensees or invitees;

        (b) any injury or damage to any person or property occurring in or about the Demised Premises which is not due to the fault of Landlord, its agents, employees, contractors or invitees;

        (c)  any failure by Tenant to perform its obligations under the Lease;
and

        (d) any of such matters and the defense of any action arising out of the same or in discharging the Demised Premises or any part thereof, from any and all liens, charges, or judgments which may accrue or be placed thereon by reason of any act or omission or willful misconduct of the Tenant, its officers, agents and employees.

                                   ARTICLE 17
                             DESTRUCTION OR DAMAGE

17.01. If the Demised Premises are damaged by fire or other casualty ("Casualty"), the Lease shall continue in full force, subject, however, to the following:

        (a) Subject to subdivision (b) hereinbelow, if the Demised Premises are partially damaged by Casualty, the damage shall promptly and diligently be repaired by Landlord using the same quality of materials and workmanship, and, during the period from the day following the Casualty until such repair is substantially completed, the Net Ret shall be equitably reduced, taking into account the portion of the Demised Premises which remains usable. If the repairs are not made within 180 days from the Casualty, Tenant, at its option, may terminate the Lease.

        (b) If thirty (30%) percent or more of the Building area is rendered substantially unusable as the result of Casualty, then either party may elect to terminate the Lease by written notice to the other party, given within sixty
(60) days after the Casualty, specifying a date for the termination of the Lease, which date shall not be more than ninety (90) days after the giving of such notice and, upon the specified date, the Term shall expire and Tenant shall vacate the Demised Premises, without prejudice, however, to Landlord's and Tenant's respective rights against the other accruing prior to the expiration date, and Net Rent and Additional Rent shall be paid to the date of the Casualty; provided that, if the Demised Premises can be restored to usable condition within a period of seven (7) months from the date of the Casualty and Landlord elects to so restore, Tenant shall not have the right to terminate the Lease unless the restoration is not completed within such period.

                                   ARTICLE 18
                                  CONDEMNATION

        18.01. If the Demised Premises or any substantial part thereof is condemned or conveyed to a condemning authority ("Condemnor") under threat of condemnation (collectively, "Condemnation"), Landlord shall promptly notify Tenant thereof and the Lease shall terminate on the date title vests in the Condemnor. The parties thereupon shall be relieved of all further obligations under the Lease except as to any accrued and undischarged obligations or liability. Landlord only shall be entitled to any award in condemnation, except that Tenant may file a claim for its fixtures and relocation expenses only.

        In the case of a partial condemnation, if Tenant is able to enjoy the substantial use of the balance of the Demised Premises, with appropriate restoration by Landlord, the Lease shall not terminate but there shall be an appropriate abatement of Net Rent and Additional Rent. Any dispute under this Article shall be submitted to arbitration as hereafter provided.

                                   ARTICLE 19
                                     LIENS

        19.01. If, because of any act or omission of Tenant or anyone claiming through or under Tenant, any mechanic's or other lien or order for the payment of money shall be filed against the Demised Premises or the Building, or against Landlord (whether or not such lien or order is valid or enforceable), Tenant shall, at its expense, either post a bond in an amount sufficient to remove such lien or cause the same to be canceled and discharged of record within thirty (30) days after the date of filing thereof, and shall also indemnify and hole harmless Landlord from and against any and all costs, expenses, claims, losses and damages, including, without limitation, reasonable attorney's fees and all other reasonable costs incurred by Landlord to discharge and satisfy any such lien or the underlying claim in the event Tenant fails to discharge such lien. Nothing in the Lease nor any action or inaction by Landlord shall be construed to grant to Tenant, expressly or impliedly, any right or authority to do anything that might give rise to any lien, charge or other encumbrance upon Landlord's estate in the Demised Premises.

                                   ARTICLE 20
                                   SURRENDER

        20.01. Upon the expiration of the Term or any earlier termination of the Lease, Tenant shall, if Landlord so requests, remove all exposed computer, telephone and other wiring, cables and equipment and Tenant's property; and tenant shall surrender the Demised Premises to Landlord broom-clean and in good condition, ordinary wear and tear and damage from causes beyond Tenant's reasonable control excepted. In the event of Tenant's failure to so remove such equipment or Tenant's property, Landlord shall have the option either to retain such property without obligation to Tenant or to dispose thereof at Tenant's expense, including a charge of fifty cents per square foot of rentable area for removal of wiring and equipment.

               If Tenant retains possession of the Demised Premises or any part thereof after the expiration of the Term or earlier termination of the Lease, without Landlord's prior consent, Tenant (without prejudice to any of Landlord's other rights and remedies) shall pay to Landlord, on a daily basis, an amount equal to one and one-half (1-1/2) times the Net Rent stipulated in
Section 1.04(a) hereof (or the Net Rent payable during the Extended Term, if any), for the time Tenant thus remains in possession, (i) all reasonable costs and expenses relating to the Building incurred by Landlord for such period of Tenant's holdover, and (ii) all damages sustained by Landlord by reason of Tenant's retention of possession.

               Nothing contained in the Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Demised Premises beyond the expiration or prior termination of the Term, and Landlord, upon such expiration or prior termination of the Term shall be entitled to the benefit of all legal remedies now in force or hereafter enacted relating to the speedy repossession of the Demised Premises.

                                   ARTICLE 21
                         TENANT'S DEFAULT OR BANKRUPTCY

        21.01. If any one or more of the following events (herein sometimes called "Events of Default") occurs:

                (a) If Tenant defaults in the payment of Net Rent or Additional Rent, when due, and such default continues for five (5) days after written notice from Landlord to Tenant; or

                (b) If Tenant defaults in the performance of any other obligation hereunder and such default continues for ten (10) days (or appropriate shorter period in the event of an emergency) after written notice from Landlord to Tenant (except for a default, not involving an emergency, which cannot diligently be cured within such ten (10)-day period and which is diligently cured by Tenant within a suitable longer period; or

                (c) If a petition in bankruptcy, for a reorganization or for the appointment of a receiver for all or any portion of Tenant's property is filed against Tenant and is not discharged within sixty (60) days thereafter; or

                (d) If Tenant acquiesces in the appointment of such a receiver, files any such petition, makes as assignment for the benefit of its creditors, or otherwise seeks the benefit of any insolvency laws;

                (e) If the Demised Premises or a substantial portion thereof is or becomes abandoned, unused or vacated for more than ninety (90) days.

        Landlord, notwithstanding any other right or remedy it may have under the Lease, at law or in equity, may terminate the Lease, by written notice to Tenant setting forth the basis therefor and to be effective not less than five
(5) days after the date of giving such written notice, whereupon the Lease shall terminate upon such effective date (with the same effect as if such date were the date fixed herein for the natural expiration of the Term), Tenant shall surrender the Demised Premises to Landlord, and Tenant shall have no further rights hereunder but shall remain liable as hereinafter provided. In such event, Landlord may, without further notice, enter the Demised Premises, repossess same and dispossess Tenant and all other persons and property therefrom.

        21.02. If Landlord so terminates the Lease, Tenant shall pay to Landlord, as damages, any rent of which Tenant may have been relieved pursuant to any provision of the Lease, and:

                (a) If an Event of Default occurs pursuant to subdivision (c) or
        (d) of Section 21.01 hereof, a sum which represents any excess of (i) the aggregate of the Net Rent and Additional Rent for the balance of the Term (as if the Lease were not so terminated) over (ii) the net fair rental value of the Demised Premises at the effective date of such termination, both discounted at the rate of eight (8%) percent per annum; and

                (b) In all other such cases, sums equal to the Net Rent and Additional Rent, at such times as they would have been payable if not for such termination of the Lease, less the net rents received by Landlord from any reletting, after deducting from such rents all reasonable costs incurred in connection with such termination and reletting (but Tenant shall not be entitled to receive any excess of such net rents over such sums). Landlord shall make reasonable and diligent efforts to relet the Demised Premises.

        Landlord may commence actions or proceedings from time to time to recover such damages or installments thereof. No provision hereof shall be construed to preclude Landlord's recovery from Tenant or any other damages to which Landlord may be entitled under applicable law.

        In the event of a breach or threatened breach by Tenant of any of its obligations under the Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and concurrent and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

        21.03 Tenant, on behalf of itself and all persons claiming through Tenant, including creditors, waives all rights, under present or future laws, to repossess the Demised Premises.

        21.04. Neither Landlord's nor Tenant's failure to insist upon the strict performance of Tenant's obligations hereunder or to exercise any remedy consequent upon a default, nor Landlord's acceptance of rent or any other sums during the continuance of any default of Tenant (with or without knowledge thereof) shall constitute a waiver of any such obligations or default.

        21.05. Rent paid more than ten (10) days after the due date shall bear interest at a rate per annum equal to the then prime rate published in the Wall Street Journal, plus two (2) percent, until paid (without prejudice to any other rights or remedies of Landlord).

                                   ARTICLE 22
                          LANDLORD'S RIGHT TO PERFORM
                              TENANT'S OBLIGATIONS

        22.01. If Tenant fails to perform any of its obligations hereunder and such failure continues for ten (10) days (or an appropriate shorter period in the event of an emergency) after written notice thereof by Landlord, Landlord may (but shall not be obligated to perform such obligation, in which event the cost of such performance, together with interest from the date of payment thereof until reimbursement is made, at the rate of 18% per annum, shall be reimbursed by Tenant upon written demand and shall constitute additional rent. The performance by Landlord of such obligation shall not constitute a waiver of any right or remedy of Landlord arising from such failure of Tenant.

                                   ARTICLE 23
                                   BROKERAGE

        23.01. Tenant acknowledges that it was introduced to the Demises Premises by Weichert Commercial. Landlord acknowledges that it has entered into an agreement with Weichert Commercial for satisfaction of any commission claim by Weichert Commercial with respect to Tenant's lease of the Demised Premises and Landlord shall indemnify Tenant against all liability and expense (including reasonable attorney's fees) incurred in connection with any brokerage commission claim by Weichert. Tenant Warrants that it has not had contact with any brokers other than Weichert Commercial in connection with the Demised Premises. Should any claim for commissions in connection with the Lease be made against Landlord by any broker other than Weichert Commercial based on any acts of Tenant or its representatives. Tenant shall indemnify Landlord against all liability and expenses (including reasonable attorneys' fees) incurred in connection therewith.

                                   ARTICLE 24
                                    NOTICES

        24,01. All notices, demands, requests, approvals and consents hereunder (collectively, "Notices") shall be in writing and shall be deemed to have been properly made or given if delivered in person or sent by registered or certified mail, return receipt requested, as follows:

                To Landlord:    At the address set forth above, with a copy to
Daryl Ury Fox, Esq., 2 Van Riper Road, Montvale, New Jersey 07645-0409.

                To Tenant:      At the Building, with a copy to Donald
Waskover, Esq., at 550 Kinderkamack Road, Orsdell, New Jersey 07649.

                Either party may, be notice given pursuant to this section, specify a different address. Mailed notices shall be deemed to have been given as of the date which is two (2) days after the date on which they are mailed. Notices may be given by an attorney-at-law or other authorized agent on behalf of Landlord or Tenant with the same effect as if given by the party itself.

                                   ARTICLE 26
                                 MISCELLANEOUS

        26.01. Tenant, within twenty (20) days after a written request form Landlord, shall execute and deliver to Landlord a statement in such form as may be required by Landlord or a Superior Mortgage, certifying, without limitation, that (a) the lease has not been modified and is in full force (or, if there have been modifications, that the Lease is in full force as modified, and stating the modifications), (b) the date to which the Fixed Rent has been paid,
(c) (if any option to extend the Term is provided for in the Lease) whether Tenant has exercised its option to extend the Term, (d) whether or not, to the best of the knowledge of the party executing such statement, Landlord is then in default in the performance of any of its obligations under the Lease and, if so, specifying each such default, (e) that Tenant has no defenses, offsets or counterclaims against Landlord with respect to the lease or the Demised Premises, and (f) whether any security has been deposited by Tenant with Landlord, and, if so, the amount thereof; and any other facts within the knowledge of Tenant reasonably requested by Landlord or a Superior Mortgagee.

        26.02. The term "Landlord" means the Landlord named herein and any successor to its interest in the Lease. If Landlord assigns such interest and the assignee assumes Landlord's obligations hereunder, Landlord shall thereupon cease to be liable for any subsequently accruing obligations under the Lease, which shall be the sole liability of the assignee of such interest.

        26.03. The term "Unavoidable Delays" means delays or prevention due to strikes, lock-outs or other labor difficulties, acts of God, shortages of labor, materials, supplies, fuel or utilities, governmental restrictions, enemy action, war, civil commotion, fire or other casualty, emergency, holdover of tenants, or any other causes beyond Landlord's or Tenant's reasonable control, as the case may be.

        26.04. Landlord and Tenant hereby waive trial by jury in any action or preceeding and with respect to any counterclaim arising under or in connection with the Lease.

        26.05.  The Lease shall be governed by the Laws of the State of New
Jersey.

        26.06. The invalidity or unenforceability of any provision of the Lease in any instance shall have no effect upon the validity or enforceability of the remainder of the Lease or the validity or enforceability of such provision in any other instance.

        26.07. The Lease contains the entire agreement between the parties concerning the Demised Premises, and the parties acknowledge that its execution has not been induced by any representation or warranty by Landlord or Tenant (or any representative or broker) not set forth herein.

        26.08. The Lease may not be modified or terminated (except as otherwise provided herein) and its provisions may not be waived except by a written agreement signed by the parties.

        26.09. Except as otherwise provided herein, the Lease shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, successors, executors and permitted assigns, and shall be deemed to run with the Land.

        26.10. The captions herein are for convenience of reference only and shall not be deemed to define, limit or describe the scope or intendment of any provision of the Lease.

        26.11. Tenant shall look solely to Landlord's estate and property in the Demised Premises (as the same may be subject to any ground leases or mortgages) for the enforcement of any judgment or decree requiring the payment of money to Tenant by reason of any default or breach by Landlord under the Lease. In no event shall there be any personal liability on the part of Landlord (or any of the Landlord's members, principals or partners) beyond such estate and property and no other assets of Landlord (or of any member, principal or partner thereof) shall be subject to levy, execution, attachment or any other legal process.

        26.12. Landlord and Tenant represent (each for itself) that they have full authority to enter into the Lease and that the person or persons signing on their behalf are duly authorized to execute the Lease with binding effect upon Landlord and Tenant.

        26.13. The Lease shall not become effective or binding until signed by Landlord, and a counterpart, so signed, has been delivered to tenant.

        26.14. If Landlord shall engage an attorney to enforce the provisions of the Lease or if suit shall be brought for recovery of possession of the Demised Premises, for recovery of rent or any other amount due under the provisions of the Lease, or because of the breach or threatened breach of any other covenant herein contained on the part of Tenant to be kept or performed, Tenant shall pay to Landlord, as additional rent, all reasonable expenses incurred by Landlord in connection therewith, including a reasonable attorneys' fee (whether or not the attorney is Landlord's salaried employee).

                                   ARTICLE 27
                                  ARBITRATION

        27.01. Any dispute which the lease provides is to be determined by arbitration shall be determined by binding arbitration in Bergen County, New Jersey, before three (3) arbitrators of the American Arbitration Association in accordance with its rules then obtaining, and judgment may be entered on the award of the arbitrator(s) in any court of competent jurisdiction.

        27.02. The arbitrator(s) may only interpret and apply the terms of the Lease and may neither change such terms nor deprive either party to the Lease of any of its rights hereunder.

        27.03. Except for attorneys' fees, experts' fees and costs of transcripts (each party to bear its own), the expenses of arbitration shall be borne equally by Landlord and Tenant.

        27.04. The existence of any dispute or the submission thereof to arbitration shall not affect or delay the performance by the parties of their obligations under the Lease. Tenant shall continue to pay all Fixed Rent and Additional Rent and shall make any required deposits (as reasonably determined by Landlord, if necessary), without prejudice to Tenant's rights; and, if required by reason of the determination of the arbitrator(s), Landlord shall make any appropriate adjustment or refund to Tenant.

                                   ARTICLE 28
                                     SIGNS

        28.01. Tenant may maintain a name plate on the front of the Building, subject, however, to Landlord's prior approval, which shall not be unreasonable withheld, and subject also to the requirements of applicable law and the rules and regulations of governmental authorities having jurisdiction. Any fees or charges required to be paid in connection with the installation and maintenance of such signs shall be paid by Tenant.

                                   ARTICLE 29
                          PURCHASE OF DEMISED PREMISES

        29.01 If, at any time during the Term, Landlord shall be ready and willing to enter into a arms-length agreement to sell the Demised Premises to a third party, Landlord shall communicate to Tenant in writing the price and terms upon which Landlord is prepared to sell to such third party, and Tenant shall have a period of thirty (30) days from the date of receipt of such written notice within which to elect, by notice to Landlord, to enter into a contract to purchase the Demised Premises at such purchase price and on such other terms. The failure to so elect either by the passage of time or Tenant's notification to Landlord of its decision not to so elect, shall constitute a waiver of Tenant's right of first refusal and Landlord may within one (1) year thereafter enter into an agreement with such third party or any other third party, at the same purchase price and on substantially the same terms. If the price is altered from that given in the notice to Tenant or any material terms are no longer substantially the same as given in said notice to any such third party, or if no such agreement is made with such third party within a one (1) year period commencing with the date of Landlord's initial notice to Tenant, then Tenant's right of first refusal shall be reinstated without further notice. No sale to a related family member or any entity controlled by Landlord or any of its general partners shall be construed a sale to a third party.

                                   ARTICLE 30
                                   TAX APPEAL

        30.01. Tenant acknowledges that Landlord is currently appealing the real property taxes for the Demises Premises for the years 1995 and 1996. Tenant shall fully cooperate with Landlord in connection with such appeals, including, without limitation, executing any documents which Landlord reasonably believes necessary to prosecute the appeals and providing access to the Demised Premises in connection with the appeals.

        30.02. Tenant agrees that any real property tax refunds or credit against future taxes for periods prior to the Commencement Date shall be the property of Landlord, and Tenant shall promptly remit to Landlord any such refund or the amount to be credited against future taxes, which Tenant shall receive in trust for Landlord. To the extent any portion of a refund or credit is attributable to any taxes to be paid by Tenant, the same shall belong to Tenant (less Tenant's pro rata share of any attorneys' fees and costs in connection with the tax appeal).

        IN WITNESS WHEREOF, Landlord and Tenant have executed the Lease the date first above written.

WITNESS;                                FEROLIE REALTY ASSOCIATES, L.L.C.

/s/ Daryl Fox                           By: /s/ Lawrence J. Ferolie
---------------------------------           --------------------------------
                                            Lawrence J. Ferolie
                                            Manager

ATTEST:                                 MEDCO HEALTH CORP.

(SEAL) /s/ Hashem Sahrale               By: /s/ Fahim Sahrale
       -------------------           --------------------------------
       Hashem Sahrale                       Fahim Sahrale
       Secretary                            President/CEO

STATE OF NEW JERSEY:
                        SS.:
COUNTY OF BERGEN;

        BE IT REMEMBERED, that on this 3rd day of September 1996, before me, the subscriber, a Notary Public of the State of New Jersey, personally appeared Lawrence J. Ferolie who, I am satisfied, is the individual mentioned in the within instrument and thereupon he acknowledged that he signed, sealed and delivered the same as his act and deed, as Manager of Ferolie Realty Associates, L.L.C., for the uses and purposes therein expressed.

Sworn to and subscribed before
me, the date aforesaid,

Daryl Fox
______________________________
Daryl Fox
Atty-at-Law of NJ



STATE OF NEW JERSEY;
                        SS.:
COUNTY OF BERGEN:

        BE IT REMEMBERED, that on this 28th day of August 1996, before me, the subscriber, a Notary Public of the State of New Jersey, personally appeared Hashem Sahrale who, being by me duly sworn on this oath, desposes and makes proof to my satisfaction that he is the Secretary of Medco Health Corp., the corporation named in the within instrument; that Fahim Sahrale is the President of said corporation; that the execution as well as the making of this instrument, has been duly authorized by a proper resolution of the Board of Directors of the said corporation; that deponent well knows the corporate seal of said corporation, and that the seal affixed to said instrument is the proper corporate seal and was thereto affixed and said instrument and delivered by said President as and for the voluntary act and deed of said corporation, in the presence of deponent, who thereupon subscribed his name thereto as attesting witness.

Sworn to and subscribed before
me, the date aforesaid.

/s/ Donald S. Waskover
______________________________
Donald S. Waskover
Attorney At Law
of the State of New Jersey

                                   EXHIBIT A

BEGINNING on the westerly side of Sylvan Avenue (50' wide), distant 255.54 feet south of the southerly side of Demarest Avenue (50' wide), said point also being the dividing line between Tax Lots 14 and 15 in Block 617; and running thence:

(1) South 78 degrees 58 minutes 00 seconds West, along the westerly side line of Sylvan Avenue, a distance of 23.14 feet to a point; thence

(2) South 54 degrees 01 minutes 00 seconds West, still along the said westerly side line of Sylvan Avenue, a distance of 105.20 feet to a point; thence

(3) South 46 degrees 35 minutes 00 seconds West, still along the westerly side line of Sylvan Avenue, a distance of 25.55 feet to the center line of Loretta Court (now vacated;) thence

(4) North 42 degrees 00 minutes 00 seconds West, along the former center line of Loretta Court, a distance of 97.90 feet to a point; thence

(5) North 48 degrees 00 minutes 00 seconds East, a distance of 150.00 feet to a point in the dividing line between Tax Lots 14 and 15; thence

(6) South 42 degrees 00 minutes 00 seconds East, along the dividing line between Tax Lots 14 and 15, a distance of 120.20 feet to the westerly side line of Sylvan Avenue, and the Point or Place of BEGINNING.

BEING KNOWN as Lots 1 thru 5 and a portion of Loretta Court (now vacated) as shown on a Map entitled "Map of Property of Arkay Realty Co., Inc., at Englewood Cliffs, N.J." said Map filed in the Bergen County Clerk's Office on June 24, 1926 as filed Map No. 2118.

FOR INFORMATION PURPOSES: "In compliance with Chapter 157, Laws of 1977, premises herein are Lot 15 in Block 617 on the Tax Map of the above municipality."

                         [Location Survey Map Graphic]


Map of Property of Arkay Realty Co., Inc., at Englewood Cliffs, N.J.

                             RIDER TO LEASE BETWEEN
                 FEROLIE REALTY ASSOCIATES, L.L.C. AS LANDLORD
                        AND MEDCO HEALTH CORP. AS TENANT
                          FOR THE PREMISES LOCATED AT
                532 SYLVAN AVENUE, ENGLEWOOD CLIFFS, NEW JERSEY

        The following amends and supplements the Lease Agreement by and between Ferolie Realty Associates, L.L.C. as Landlord and Medco Health Corp. as Tenant. If there is any conflict between the provisions of the lease Agreement and this rider, the provisions of this Rider shall be deemed to control.

        1. The term of the Lease as set forth in Paragraph 1.03 shall be from September 1, 1996 as the commencement date through August 30, 2016 as the expiration date.

        2. Paragraph 1.04(a) of the lease shall be amended to provide that wherever the word "July" appears, the word "September" shall be substituted, and wherever the word "June" appears, the word "August" shall be substituted.

        3. The terms "any other reasonable costs" appearing in Paragraph 1.04(b) is understood to be modified to provide that such costs do not include any costs associated with Landlord's operations in administering this Lease, collecting rents, providing required notices, or any of Landlord's other costs and expenses which are incurred in the course of Landlord's business unless such costs are required as a result of the Tenant's default under the terms of the Lease.

        4. Paragraph 1.05 is modified to provide a net Rent abatement in the amount of $8,000.00 per month, up to an aggregate total amount of $24,000.00 with the concession to be applied against the monthly installments of Net Rent due under the Lease for the first three months of the term.

        5. Paragraph 2.01 is modified by the addition of the following language:

        In the event Tenant is unable to secure such Certificate of Occupancy, Tenant shall provide notice of such inability to the Landlord and thereafter this Lease shall be null and void and of no further effect.

        6. Paragraph 3.01 of the lease is amended by the addition of the following language:

        Notwithstanding the provisions of this paragraph, Landlord, at Landlord's sole cost and expense, agrees to effect repairs to the exterior stairs to the basement and drain at the bottom of such stairs, all in accordance with the inspection report of Gerard Volk dated may 28, 1996. These repairs shall be completed prior to the commencement date of the Lease.

        7. The first sentence of the second paragraph of Paragraph 9.01 is deleted and the following is substituted:

        "Without limitation of any of its obligations under the Lease, Tenant shall neither do nor permit anything to be done in or about the demised premises which would constitute a violation of any environmental laws, codes, ordinances or rules or regulations of any governmental agency or authority having jurisdiction and Tenant shall not bring, store, use or dispose of any hazardous, toxic, biologically active or chemically active substance on the Demised Premises except in an environmentally safe manner through methods which have been approved by and meet all of the applicable standards of the Federal Environmental Protection Agency and any other Federal, State or Local agency with authority to enforce environmental laws, codes, ordinances, rules or regulations."

        8. Paragraph 11.02 is supplemented to provide as follows:

        The maximum cost and expense of the architect and structural engineer engaged by Landlord to review drawings shall be $2,500.00. Any cost and expense in excess of $2,500.00 shall be borne by the Landlord.

        9. Paragraph 13.01 of the Lease is modified by the addition of the following:

        Tenant shall, however, be entitled to a rent abatement in the event that Landlord's said repair or alteration activities prohibit Tenant's use of the premises during the period of such use prohibition.

        10. Paragraph 14.01 of the Lease is modified to provide that exhibition to prospective tenants shall be limited to the last six months of the term.

        11. Paragraph 17.01(b) of the Lease is amended to provide that Tenant shall be entitled to a rent abatement in the event that Tenant's use of the premises is prohibited by the Landlord's restoration in proportion to the period of restoration resulting in such use prohibition and the extent of such use prohibition.

        12. Paragraph 21.02 of the Lease is amended to provide that the provisions of Paragraph 1.05 of the Lease providing for the rent abatement should not be recoupable by Landlord as part of any damages.

        13. Paragraph 26.01(e) is amended by deleting the language contained in the Lease and inserting the following:

        Whether or not, to the best of the knowledge of the party executing such statements, the Tenant has any defenses, offsets, or counterclaims against Landlord with respect to the Lease or demise of premises.

        14. The Tenant under the Lease shall be Medco Health Corp., a New Jersey corporation, with offices at 221 60th Street, West New York, New Jersey 07093. Landlord consents to the assignment of this Lease at any time during its term to Medco Health Corp., a Nevada corporation and Tenant agrees to provide notice of any such assignment to Landlord along with a copy of the document assigning said Lease. In the event of such assignment, Landlord agrees to recognize Medco Health Corp., a Nevada corporation, as the sole Tenant under the terms of the Lease.

        15. Landlord covenants that if and so long as the Tenant pays the rent and "additional rent" reserved hereby and performs and observes the covenants and provisions hereof, the Tenant shall quietly enjoy the demised premises subject, however, to the terms of this Lease.

        16. Landlord covenants that it is the owner of the demised premises in fee simple and has the full right, title, and authority to enter into this Lease Agreement and perform all of its obligations in accordance therewith.

        Except as set forth above, all of the other terms and provisions of the Lease shall remain in full force and effect.

        In witness whereof, Landlord and Tenant have executed this Rider contemporaneously with the execution of the Lease.

WITNESS:                        FEROLIE REALTY ASSOCIATES, L.L.C.

/s/ Daryl Ivy Fox               By: /s/ Lawrence J. Ferolie
------------------------           -------------------------------
                                   Lawrence J. Ferolie
                                   Manager


ATTEST:                         MEDCO HEALTH CORP.

(SEAL) Hashem Sahraie           By: /s/ Fahim Sahraie
      ------------------           -------------------------------
Hashem Sahraie                     Fahim Sahraie
Secretary                          President/CEO